                                                                 EXHIBIT 99.l(1)

                               PURCHASE AGREEMENT

          Warburg, Pincus Global Financial Services Fund, Inc. (the "Fund"), a corporation organized under the laws of the State of Maryland, and Credit Suisse Asset Management, LLC ("CSAM") hereby agree as follows:

          1. The Fund offers CSAM and CSAM hereby purchases 10,000 shares of common stock of the Fund, which shall be designated Common Class Shares, having a par value $.001 per share (the "Shares"), at a price of $10.00 per Share (the "Initial Shares"). CSAM hereby acknowledges receipt of a certificate representing the Initial Shares and the Fund hereby acknowledges receipt from CSAM of $100,000.00 in full payment for the Initial Shares.

          2. CSAM represents and warrants to the Fund that the Initial Shares are being acquired for investment purposes and not for the purpose of distributing them.

          3. CSAM agrees that if any holder of the Initial Shares redeems such Shares in the Fund before one year after the date upon which the Fund commences its investment activities, the redemption proceeds will be reduced by the amount of unamortized organizational and offering expenses, in the same proportion as the Initial Shares being redeemed bears to the Initial Shares outstanding at the time of redemption. The parties hereby acknowledge that any Shares acquired by CSAM other than the Initial Shares have not been acquired to fulfill the requirements of Section 14 of the Investment Company Act of 1940, as amended, and, if redeemed, their redemption proceeds will not be subject to reduction based on the unamortized organizational and offering expenses of the Fund.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the 14th day of December, 2000.

                                    WARBURG, PINCUS GLOBAL FINANCIAL
                                    SERVICES FUND, INC.


                                    By: /s/ Hal Liebes
                                        --------------

                                    Name: Hal Liebes
                                          ----------

                                    Title: Vice President and Secretary

ATTEST:

/s/ Stuart J. Cohen
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                                    CREDIT SUISSE ASSET MANAGEMENT, LLC

                                    By: /s/ Hal Liebes
                                        --------------

                                    Name: Hal Liebes

                                    Title: Managing Director and General Counsel

ATTEST:

/s/ Stuart J. Cohen
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